Exhibit 5.2

[Torys LLP Letterhead]

August 28, 2014

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street

Suite 300, P.O. Box 762

Toronto, Ontario M5J 2T3

Canada

Ladies and Gentlemen:

RE: BROOKFIELD ASSET MANAGEMENT INC. REGISTRATION STATEMENT ON FORM F-10

We hereby consent to the references to our firm name in the prospectus filed as part of this registration statement on Form F-10 of Brookfield Asset Management Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP